As filed with the Securities and Exchange Commission on June 14, 1999.
                                                REGISTRATION NO. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------


                             HENLEY HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

               TEXAS                                    3842                          76-0335587
  (State or other jurisdiction                (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)              Classification Code Number)       Identification Number)

                            120 INDUSTRIAL BOULEVARD
                             SUGAR LAND, TEXAS 77478
                                 (281) 276-7000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       DAN D. SUDDUTH
                  HENLEY HEALTHCARE, INC.                                           WITH COPIES TO:
                  120 INDUSTRIAL BOULEVARD                                          ROBERT G. REEDY
                  SUGAR LAND, TEXAS 77478                                       PORTER & HEDGES, L.L.P.
                       (281) 276-7000                                          700 LOUISIANA, 35TH FLOOR
     (Name and address, including zip code, and telephone                      HOUSTON, TEXAS 77002-2764
     number, including area code, of agent for service)                             (713) 226-0600

                      ------------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box.|X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _____________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                           PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO     OFFERING PRICE        PROPOSED MAXIMUM               AMOUNT OF
       SECURITIES TO BE REGISTERED          BE REGISTERED    PER SHARE (1)    AGGREGATE OFFERING PRICE (1)   REGISTRATION FEE (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)        750,000  $         1.7500   $           1,312,500.00       $        365
Common Stock, par value $.01 per share (3)        187,500  $         1.7500   $             328,125.00       $         92
Common Stock, par value $.01 per share (4)        862,066  $         6.6875   $           5,765,066.38       $      1,701
Common Stock, par value $.01 per share (5)         30,000  $         6.6875   $             200,625.00       $         59
Common Stock, par value $.01 per share (6)        200,000  $         6.6875   $           1,337,500.00       $        395
Common Stock, par value $.01 per share (7)         40,000  $         6.6875   $             267,500.00       $         79
Common Stock, par value $.01 per share          1,781,148  $         6.6875   $          11,911,427.25       $      3,514
Common Stock, par value $.01 per share (8)      4,395,090  $         2.4688   $          10,850,598.19       $      3,017
Common Stock, par value $.01 per share (9)        361,539  $         2.4688   $             892,567.48       $        248
Common Stock, par value $.01 per share              8,000  $         2.4688   $              19,750.40       $          6
       TOTAL..............................      8,615,343             -       $          32,885,659.70       $      9,476
=================================================================================================================================

                         [Footnotes on Following Page]

                              Cover Page 1 of 2

(1) Pursuant to Rule 457(c), the registration fee was calculated based on the average of the high and low prices for the common stock on June 8, 1999 of $1.75 per share. Of the total fee of $9,476, $457 is paid herewith. The filing fee of $9,019 for the additional 7,677,843 shares included in this prospectus pursuant to Rule 429 of the Securities Act of 1933, as amended, which were registered pursuant to our earlier registration statements on Form S-3 (File Nos. 333-50769 and 333-63915), was paid on April 23, September 21 and December 31, 1998, in the amounts of $5,747, $2,425 and $846, respectively.

(2) Issuable upon conversion of 750 shares of Series C Preferred Stock. The Series C Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) 87% of the average closing bid price for our common stock as reported by Nasdaq for any three consecutive trading days chosen by the holder of the Series C Preferred Stock during the period beginning on the twentieth day prior to the conversion date for such conversion and ending on such conversion date, and (ii) $2.875; PROVIDED; HOWEVER, that the conversion price shall not be less than $1.75 for so long as we continue to meet certain quarterly and annual revenue and net income tests for the second quarter of 1999 and continue to meet such tests in the future. For the purpose of estimating the number of shares of common stock to be included in the registration statement of which this prospectus is a part, we calculated the number of shares of common stock issuable in connection with the conversion of our Series C Preferred Stock on June 8, 1999 (428,571) and multiplied that number by 175%. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the Series C Preferred Stock as such number may be adjusted as a result of stock split, stock dividend and antidilution provisions in accordance with Rule 416.

(3) Issuable upon exercise of warrants to purchase 187,500 shares at an exercise price of $2.64 per share. Also includes an indeterminate number of shares issuable on exercise of such warrants as adjusted pursuant to antidilution provisions of such warrants in accordance with Rule 416.

(4) Issuable upon conversion of 2,500 shares of Series A Preferred Stock. The Series A Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted by an amount equal to the lesser of (i) 75% of the average closing bid price of the common stock during the period of five trading days immediately preceding the conversion date, or (ii) 100% of the closing bid price of the common stock on the original issuance date ($6.50 for 1,825 shares of the Series A Preferred Stock sold on March 13, 1998, and $6.375 for 675 shares of Series A Preferred Stock sold on April 9, 1998); provided, however, that such conversion price shall not be less than $2.90. For the purpose of estimating the number of shares of common stock to be included in this registration statement, we calculated the maximum number of shares of common stock issuable in connection with the conversion of our Series A Preferred Stock using the minimum conversion price of the Series A Preferred Stock of $2.90. This would result in the issuance of 862,066 shares of common stock. The amount also includes shares issuable in lieu of certain cash penalties payable to the Series A Preferred Shareholders. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the Series A Preferred Stock as such number may be adjusted as a result of stock split, stock dividend and antidilution provisions in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-50769).

(5) These 30,000 shares of common stock are issuable, at our option, for payment of dividends on the Series A Preferred Stock, and are estimated to be sufficient to allow us to meet our obligation to pay dividends for one year. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-50769).

(6) Issuable upon exercise of warrants for a total of 200,000 shares comprised of (i) four groups of warrants for 36,500 shares each at exercise prices of $7.125, $8.194, $8.550 and $9.619, respectively, and (ii) four groups of warrants for 13,500 shares each at exercise prices of $6.375, $7.331, $7.65 and $8.606, respectively. Also includes an indeterminate number of shares issuable on exercise of the warrants as adjusted pursuant to antidilution provisions of such warrants in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-50769).

(7) Issuable upon exercise of an option for 40,000 shares at an exercise price of $4.00 per share. Also includes an indeterminate number of shares issuable on exercise of the option as adjusted pursuant to antidilution provisions of such options in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-50769).

(8) Issuable upon conversion of 4,700 shares of Series B Convertible Preferred Stock. The Series B Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of
    (i) 87% of the average closing bid price of the common stock during any consecutive three trading day period, as chosen by the holder, during the period beginning on the twentieth trading day preceding any such conversion date, or (ii) $4.00. For the purpose of estimating the number of shares of common stock to be included in this registration statement, we calculated the number of shares of common stock issuable in connection with the conversion of our Series B Preferred Stock on December 31, 1998 (2,197,545) and multiplied that number by 200%. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the Series B Preferred Stock as such number may be adjusted as a result of stock split, stock dividend and antidilution provisions in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-63915).

(9) Issuable upon exercise of warrants to purchase 361,539 shares at an exercise price of $2.64. Also includes an indeterminate number of shares issuable on exercise of the warrants as adjusted pursuant to antidilution provisions of such warrants in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-63915).

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO 7,677,843 SHARES OF COMMON STOCK REGISTERED FOR RESALE BY CERTAIN SELLING SHAREHOLDERS PURSUANT TO OUR EARLIER REGISTRATION STATEMENTS ON FORM S-3 (FILE NOS. 333-50769 AND 333-63915), AS AMENDED.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              Cover Page 2 of 2

PROSPECTUS

                           HENLEY  HEALTHCARE,  INC.

                              ------------------

                               8,615,343 SHARES

                                 COMMON STOCK

                              ------------------

    Henley Healthcare, Inc. has prepared this prospectus for use by the selling shareholders listed on page 11 of this prospectus to allow them to sell such shares of our common stock without restriction. This prospectus includes 937,500 newly registered shares of common stock and 7,677,843 shares of common stock registered in previously filed registration statements.

    The selling shareholders have indicated that sales may be made by the methods described in the section entitled "Plan of Distribution" in this prospectus. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling shareholders not listed in this prospectus.

    Our common stock trades on The Nasdaq SmallCap Market under the symbol "HENL." On June 8, 1999, the last reported sale price of the common stock was $1.813 per share.

    We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling stockholders under this prospectus. In addition, we will pay for certain of the expenses relating to the registration of the shares. However, we may receive up to approximately $4,413,802 if all of the options and warrants held by the selling stockholders are exercised in full. See "Plan of Distribution" and "Selling Shareholders."

    Our principal executive offices are located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and our telephone number is (281) 276-7000.


                               ------------------

     YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" ON PAGES 3-10 OF THIS
                PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

                               ------------------



    Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 1999.

                                TABLE OF CONTENTS

                                                                           PAGE

Where You Can Find More Information......................................... 2
Risk Factors................................................................ 3
About Us.................................................................... 9
Use of Proceeds............................................................. 9
Selling Shareholders........................................................10
Plan of Distribution........................................................14
Legal Matters...............................................................14
Experts.....................................................................14


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed three registration statements on Form S-3 with the SEC to register the securities offered by this prospectus. This prospectus does not contain all of the information contained in the registration statements, including their exhibits and schedules. You should refer to the registration statements for further information about us and the securities the selling shareholders are offering. Statements made in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of those contracts or other documents that are filed as exhibits to the registration statements, because those statements are qualified in all respects by reference to those exhibits. The registration statements, including exhibits and schedules, are on file at the offices of the SEC and may be inspected without charge. The registration statements are Registration Nos. 333-50769, 333-63915 and 333-________.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statements, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    SEC rules allow us to include some of the information required to be in the registration statements by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

    o Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended;

    o   Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999;

    o Current Reports on Form 8-K as filed on January 28, 1999, and April 20, 1999 as amended; and

    o The description of our common stock contained in the Form 8-A effective June 26, 1996 (Commission File No. 000-28566), including any amendments or reports filed to update the description.

    You may request a copy of these filings, which we will provide to you at no cost, by writing or calling us at the following address:

                             Henley Healthcare, Inc.
                             120 Industrial Boulevard
                             Sugar Land, Texas 77478
                             Attention: Chief Financial Officer
                             (Telephone (281) 276-7000)

                                 RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

WE WILL BE REQUIRED TO RAISE ADDITIONAL CAPITAL IN ORDER TO FUND OUR CURRENT OPERATIONS AND TO CONTINUE OUR GROWTH STRATEGY.

    We recorded a net loss of $5,831,183 or $1.62 per share for the year ended December 31, 1998 on net sales of $41,931,617. Although we recorded net income of $252,830 or $.03 per share for the three-month period ended March 31, 1999, there can be no assurance that we will be able to achieve profitability for the long term. Further, we had a working capital deficit of $7,546,000 as of March 31, 1999 and have had working capital deficits in the past. Our $6,000,000 line of credit under our loan agreement with Comerica Bank-Texas is currently set to expire on June 30, 1999. In addition, a note payment of $1,500,000 to Maxxim was due on May 1, 1999 under a convertible promissory note. As a result, we are seeking to replace our current credit facility with a different source of funding and to reschedule the payment due under the Maxxim note. We expect to have a new credit facility in place within the next few months. However, we may not be able to obtain a sufficient replacement credit facility on favorable terms or at all. If we are unable to extend the term of our line of credit and reschedule the loan payment due to Maxxim under the note, we will continue to be out of compliance with the terms of both agreements. Without a sufficient credit facility, there is substantial doubt as to our ability to continue as a going concern. If we are successful in obtaining a sufficient replacement credit facility and rescheduling the loan payment to Maxxim, we believe that our sources of funds during 1999 will be sufficient to eliminate our working capital deficit and fund our existing operations for the immediate future. However, we will need to obtain additional capital to finance any future acquisitions. If our operating cash flows are inadequate or if we are unable to raise sufficient financing, we may not be able to successfully fund our current operations or finance any future acquisitions. We believe that our success in obtaining the necessary financing will depend upon, among other factors, successfully generating positive cash flows and profitable operations. Sources of additional financing may include additional bank debt or the public or private sale of equity or debt securities. We may not be successful in arranging such financing at all or on commercially acceptable terms.

DUE TO ITS LIMITED NATURE, YOU SHOULD NOT RELY ON OUR COMBINED OPERATING HISTORY AS AN INDICATOR OF OUR FUTURE PERFORMANCE.

    We were incorporated in November 1990 to develop a portable hand-held, battery-operated, low-energy laser device to be used to treat soft tissue. Since that time, we have completed eleven acquisitions related to the non-invasive pain management and rehabilitation industry. As a result of this rapid growth in our operations, we have a limited combined operating history. Although we experienced significant revenue growth from fiscal 1997 to fiscal 1998, we incurred net losses of $2,124,433 and $5,831,183 for the years ended December 31, 1997 and 1998, respectively, and net income of $92,010 and $252,830 for the three-month periods ended March 31, 1998 and 1999, respectively. We may not be able to successfully integrate the acquired businesses and become profitable in the future. In addition, we may experience delays, complications and expenses in integrating the newly acquired businesses. Our inability to successfully integrate or operate the recently acquired businesses would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO EFFECTIVELY MANAGE OUR GROWTH.

    Over the last three years, we have completed eleven acquisitions, and this rapid growth continues to place a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. Our future operating results will also depend on our ability to expand our support organization commensurate with the growth of our business and to integrate any newly acquired operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations. We may not be able to effectively manage such change.

THE MARKETS FOR OUR PRODUCTS ARE VOLATILE AND WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN SUFFICIENT MARKET SHARE.

    The pain management market is a relatively mature and competitive market, subject to significant fluctuations in profitability caused by foreign competition, questions of therapeutic efficacy and governmental regulation. The rehabilitation market is an evolving and fragmented market with a number of different companies offering competing treatments without any clear indication of preference among treating clinicians. We may never be able to capture a significant portion of the pain management market or establish a significant position in the rehabilitation market.

WE ARE IN AN EXTREMELY COMPETITIVE INDUSTRY THAT IS DOMINATED BY SEVERAL COMPANIES WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL, AND MARKETING RESOURCES THAN WE HAVE.

    Competition in the industry from other pain management and rehabilitation device companies, as well as from pharmaceutical companies and biotechnology companies, is intense. Some of the companies with which we compete have significantly greater resources, established direct sales organizations and greater experience in the marketing and sales of products through direct distribution. Although we believe that the broad range of rehabilitation products we sell distinguishes us from such competitors, there can be no assurance that we will be able to compete effectively.

WE MAY BE LIABLE FOR SUBSTANTIAL MONETARY DAMAGES SHOULD OUR PRODUCTS INJURE SOMEONE.

    Like most producers of medical products, we face the risk of product liability claims and unfavorable publicity in the event that the use of our products causes injury or has other adverse effects. Although we have product liability insurance for risks of up to $3,000,000 and have not been subject to any material claims for product liability, such insurance may be inadequate to cover all potential product claims. In addition, we may not be able to maintain such insurance indefinitely or be able to avoid product liability exposure.

PRODUCT RECALLS COULD MATERIALLY AFFECT OUR RESULTS OF OPERATIONS.

    If a device that we designed or manufactured is found to be defective, whether due to design or manufacturing defects, improper use of the product, or other reasons, the device may need to be recalled, possibly at our expense. Furthermore, the adverse effect of a product recall on us might not be limited to the cost of a recall. For example, a product recall could cause a general investigation of our products and operations by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with us. Recalls, especially if accompanied by unfavorable publicity or termination of customer relationships, could result in substantial costs, loss of revenues, and a diminution of our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

VARIOUS MARKET AND ECONOMIC FACTORS MAY CAUSE OUR FUTURE QUARTERLY OPERATING RESULTS TO VARY.

    Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include general economic conditions, specific economic conditions in the pain management and rehabilitation industries, seasonal trends in sales, capital expenditures, new acquisitions and other costs relating to the expansion of operations, the introduction of new products or services by us or our competitors, the mix of the products and services sold and the channels through which they are sold and pricing changes. As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, it is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock may be materially adversely affected.

OUR SUCCESS IS HEAVILY DEPENDENT UPON OUR RETENTION OF CERTAIN KEY EMPLOYEES.

    Our performance is substantially dependent on the performance of our executive officers and key employees all of whom have worked together for a relatively short period of time. In particular, the services of Michael M. Barbour and Dan D. Sudduth would be difficult to replace. We currently have no employment agreements with Messrs. Barbour or Sudduth. We have a $3,000,000 key person life insurance policy on the life of Mr. Barbour; however, the proceeds of that policy may not be sufficient to compensate us for the loss of Mr. Barbour's services.

We do not have such policies in place on any of our other employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations or financial condition. In addition, we are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon our business, results of operations or financial condition.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION AND MAY BE ADVERSELY AFFECTED BY FUTURE CHANGES TO THOSE REGULATIONS.

    The development of our MicroLight 830(TM) product and certain of our other products are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries, and by state regulatory agencies. Under the Food and Drug Act, medical devices must receive FDA clearance before they can be commercially marketed in the United States. The process of obtaining marketing clearance from the FDA for new products can take a number of years and require the expenditure of substantial resources, and may involve rigorous pre-clinical and clinical testing. The time required for completing such testing and obtaining FDA clearance is uncertain, and we may not obtain sufficient resources to complete the required testing and regulatory review process. In addition, we may not obtain such FDA clearances, or may encounter delays that will adversely affect our ability to commercialize additional products. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted application. Similar delays may also be encountered in other countries. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. In addition, as can be expected with any investigational device, modifications will be made to our products to incorporate and enhance their functionality and performance based upon new data and design review. The FDA may request additional information relating to product improvements, and could require further regulatory review thereby delaying the testing, approval and commercialization of our development products, and could withhold approval of any such improvement. The FDA can withdraw product approvals due to failure to comply with regulatory standards or the occurrence of unforseen problems following initial approval. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on us. FDA regulations depend heavily on administrative interpretation, and future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, could adversely affect us.

    The MicroLight 830(TM), a Class III medical device, has been defined by the FDA as a "non-significant risk" device. We are allowed to conduct clinical trials under an approved Investigational Device Exemption using the MicroLight 830(TM). In August 1997, the FDA accepted our Pre-Investigational Device Exemption Clinical Investigation Plan for a multi-center, double-blind, randomized, clinical study to evaluate the efficacy of the MicroLight 830(TM) in the treatment of carpal tunnel syndrome. These clinical trials are subject to Investigational Device Exemption regulations, including record keeping, adverse event reporting and other clinical study requirements. Pursuant to Investigational Device Exemption regulations our clinical researchers are required to be reviewed and approved by an Institutional Review Board to treat human patients for research purposes. The objective of these clinical trials is to evaluate the therapeutic effects of low-level laser energy in pain management, soft tissue trauma and dental applications. We are sponsoring independent research studies of the MicroLight 830(TM) at various clinical sites in the U.S.

    We cannot predict whether

    o the results of the various research studies that are being or have been conducted using the MicroLight 830(TM), will demonstrate to the FDA's satisfaction the safety and effectiveness of the MicroLight 830(TM) in treating carpal tunnel syndrome;

    o   the FDA will agree that the design of the studies is satisfactory;

    o   the FDA will not require additional clinical studies; or

    o we will be able to obtain the necessary FDA marketing clearance for the MicroLight 830(TM) on a timely basis, if at all.

    The FDA's rejection of the clinical design or the data generated could lead to rejection of the application for commercial marketing of the MicroLight 830(TM) and/or the need to conduct additional clinical trials.

    Several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology, and limit or control directly the prices health care providers and drug and device manufacturers may charge for their services and products. The scope and timing of such reforms cannot be predicted at this time, but if adopted and implemented, they could have a material adverse effect on us.

INTERNATIONAL TRANSACTIONS AND TRANSACTIONS IN FOREIGN CURRENCIES PRESENT RISKS THAT COULD MATERIALLY AFFECT OUR BUSINESS AND FINANCIAL PERFORMANCE.

    We have arrangements with several foreign distributors to distribute products in Europe, Southeast Asia, the Far East, Central America and South America. In addition, we obtain certain supplies from foreign suppliers. The acquisition of Enraf-Nonius significantly expanded our foreign operations. International transactions subject us to several potential risks, including:

    o fluctuating exchange rates (to the extent our transactions are not in U.S. dollars);

    o   varying economic and political conditions;

    o   cultures and business practices in different countries or regions;

    o   regulation of fund transfers by foreign governments;

    o   overlapping or differing tax structures; and

    o   United States and foreign export and import duties and tariffs.

    Fluctuations in the exchange rates between the U.S. dollar and the currencies of the other countries in which we operate will affect the results of our international operations reported in U.S. dollars. It is anticipated that approximately one-half of our total sales for 1999 will be in currencies other than U.S. dollars. In addition, we may make loans to and/or receive dividends and loans from certain of our foreign subsidiaries and may suffer a loss as a result of adverse exchange rate movements between the relevant currencies. Any of the foregoing could have a material adverse effect upon our business.

    On January 1, 1999, eleven of the fifteen member countries of the European Union adopted the Euro as their common legal currency. Following the introduction of the Euro, the local currencies remain legal tender in the participating countries until January 1, 2002. During this transition period, goods and services may be paid for using either the Euro or the participating country's local currency. Thereafter, the local currencies will be canceled and the Euro currency will be used for all transactions between the eleven participating members of the European Union. The Euro conversion raises strategic as well as operational issues. The conversion is expected to result in a number of changes, including the stimulation of cross-border competition by creating cross-border price transparency. We are assessing Euro issues related to our product pricing, contract, treasury operations and accounting systems. Although the evaluation of these items is still in process, we believe that the hardware and software systems we use internally will accommodate this transition and any required policy or operating changes will not have a material adverse effect on future results.

    Sales of our medical products outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain clearance for sales in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. The FDA also regulates the sale of exported medical devices, although to a lesser extent than devices sold in the United States. For medical products exported to countries in Europe, we anticipate that our customers will want their products to qualify for distribution under the "CE Mark." The CE Mark is a designation given to products which comply with certain European Economic Area policy directives and therefore may be freely traded in almost every European country. Commencing in 1998, medical product manufacturers are required to obtain certifications necessary to enable the CE Mark to be affixed to medical products they manufacture for sale throughout the European Community. In addition, our distributors and customers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs, and other regulatory barriers. Our distributors and customers may not be able to obtain all required clearances or approvals for exported products on a timely basis, if at all. Failure or delay by our customers in obtaining the requisite regulatory approvals for exported instruments we manufacture may have a material adverse effect on our business, results of operations, and financial condition.

OUR SUCCESS IS HEAVILY DEPENDENT UPON A VARIETY OF PROPRIETARY INTELLECTUAL PROPERTY RIGHTS. OUR CURRENT PROTECTIONS MAY NOT BE SUFFICIENT TO PROTECT THESE TECHNOLOGIES.

    We actively seek patent protection for our proprietary technology, both in the U.S. and abroad. We own several U.S. issued patents and various foreign counterparts. Our success will depend, in part, on our ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Our pending patent applications or patent applications in preparation presently or in the future, if and when issued, may not be valid and enforceable and withstand litigation. In addition, others may independently develop substantially equivalent or superseding proprietary technology and equivalent products may be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We currently have one patent application pending in the U.S. There is a substantial backlog of patent applications at the U.S. Patent and Trademark Office. Because patent applications in the U.S. are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we may not obtain patent protection for our inventions. In addition, patent protection, even if obtained, is effective only for a limited period of time. Furthermore, patent positions are highly uncertain and involve complex legal and factual questions. Therefore, the scope or enforceability of claims allowed in the patents on which we will rely cannot be predicted with any certainty.

    We also rely on trade secrets, know-how and continuing technological advancement to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, which contain assignment of invention provisions, we cannot be certain that others will not gain access to these trade secrets, that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

    In addition to protecting our proprietary technology and trade secrets, we may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot be certain that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product introductions while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

    Although, we have conducted searches to discover any patents on which our products or their use might infringe and are not aware of any such patents, we cannot be certain that no such infringement has or will occur. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The U.S. Patent and Trademark Office could institute interference proceedings with us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The U.S. Patent and Trademark Office or a comparable agency of a foreign jurisdiction could also institute reexamination or opposition proceedings against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

THE CURRENT PUBLIC MARKET FOR OUR COMMON STOCK IS LIMITED AND HIGHLY VOLATILE.

    The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our securities is highly volatile. The following factors may have a significant effect on the market price of our securities:

    o   announcements by us or our competitors concerning acquisitions;

    o   technological innovations;

    o   new commercial products or procedures by us or our competitors;

    o proposed governmental regulations and developments in both the U.S. and foreign countries;

    o   disputes relating to patents or proprietary rights;

    o publicity regarding actual or potential medical results relating to products sold by us or our competitors;

    o   public concern as to the safety of these products;

    o   economic and other external factors;

    o   period-to-period fluctuations; and

    o   financial results.

    From time to time, there has been limited trading volume with respect to our common stock. In addition, there can be no assurance that there will continue to be a trading market or that any analysts will continue to provide research coverage with respect to our common stock. Accordingly, such factors may affect the market for our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF RESTRICTED AND OTHER SECURITIES.

    As of June 8, 1999, there were approximately 5,823,726 shares of our common stock issued and outstanding. Approximately 1,450,000 shares of common stock are issuable upon exercise of employee and director stock options under our incentive stock plans and will become eligible for sale in the public markets at prescribed times in the future. Our issuance of such 1,450,000 shares is registered on a Form S-8 Registration Statement. As of June 8, 1999, other outstanding options were exercisable to purchase approximately 125,000 shares of common stock. We also have outstanding warrants which are exercisable into an aggregate of 1,632,815 shares of common stock. In addition, 1,500,000 shares of common stock are issuable upon conversion of the remaining $3,000,000 principal balance of a convertible promissory note issued to Maxxim Medical, Inc. Lastly, each series of preferred stock is convertible into additional shares of our common stock. The following table illustrates the maximum number of shares of common stock issuable upon the conversion of our outstanding preferred stock:

                                                  PREFERRED STOCK
------------------------------------------------------------------------------------------------------
                                     AUTHORIZED  ISSUED AND    CONVERTIBLE INTO    CURRENTLY ISSUABLE
         CLASS OF PREFERRED            SHARES    OUTSTANDING  COMMON STOCK (MAX.)        SHARES
------------------------------------ ----------  -----------  -------------------  -------------------
Series A Preferred Stock............      5,000        1,570              541,379              541,379
Series B Preferred Stock............      8,000        4,700                  N/A            3,015,237
Series C Preferred Stock............      2,250          750              428,571              428,571

    The maximum number of shares issuable upon the conversion of the outstanding shares of our Series B Preferred Stock cannot be estimated since the Series B Preferred Stock has no minimum on the conversion price. In addition, the conversion price floor of $1.75 for the Series C Preferred Stock will only remain in effect if we continue to meet certain revenue, net income and share trading volume targets outlined in the Series C Preferred Stock Statement of Designation. Since all of the preferred shares have floating conversion rates, the number of shares issuable upon conversion will vary inversely to the market price of our common stock.

    The issuance and sale of a significant number of shares of common stock upon the exercise of stock options and warrants, the conversion of our outstanding preferred stock, or the sales of a substantial number of shares of common stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the common stock.

THE ISSUANCE OF ADDITIONAL COMMON STOCK UPON THE CONVERSION OR EXERCISE OF OUTSTANDING DERIVATIVE SECURITIES COULD RESULT IN DILUTION TO EACH SHAREHOLDER'S PERCENTAGE OWNERSHIP INTEREST AND COULD MATERIALLY AFFECT THE MARKET PRICE OF THE COMMON STOCK.

    A substantial number of shares of common stock are issuable by us upon the conversion of the outstanding principal balance of the Maxxim Note, the outstanding shares of our convertible preferred stock and upon the exercise of warrants and options which we have issued. Such issuances could result in dilution to a shareholder's percentage ownership interest and could adversely affect the market price of the common stock. Under the applicable conversion formulas of our preferred stock, the number of shares of common stock issuable upon conversion is inversely proportional to the market price of the common stock at the time of conversion (i.e., the number of shares increases as the market price of the common stock decreases). The maximum number of shares of common stock which may be issuable upon conversion of the Series A and Series C Preferred Stock is limited by provision which prohibits the applicable conversion price from going below $2.90 and $1.75, respectively. However, the Series B Preferred Stock does not have any such conversion price limitation and there is no maximum to the number of shares which could issue upon conversion of the Series B Preferred Stock. Therefore, any drop in the market price will increase the potential dilution which could occur upon conversion of the Series B, which could, in turn, cause the market price to go lower, and have the effect of creating a declining market price.

In addition, the existence of the floating conversion rate preferred stock and, in particular, the absence of a floor price with respect to the Series B Preferred Stock, could increase our vulnerability to short-selling strategies.

    As a result, a total of 8,048,003 shares of common stock are currently issuable upon the exercise or conversion of such preferred stock, options, warrants, and the Maxxim Note, which, if issued, would represent 58% of the then outstanding shares of common stock and result in a change of control. The number of shares issuable upon the exercise or conversion of each of our common stock equivalents is subject to adjustment upon the occurrence of certain dilutive events.

CERTAIN PROVISIONS CONTAINED IN OUR ARTICLES OF INCORPORATION AND TEXAS LAW MAY PREVENT OR DELAY A THIRD-PARTY ATTEMPT TO ACQUIRE CONTROL OF US.

    Our Articles of Incorporation and the Texas Business Corporation Act contain certain provisions that may delay or prevent an attempt by a third-party to acquire control of us. For instance, our board of directors may authorize the issuance of additional shares of preferred stock without shareholder approval. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of us.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE, BUT WE ARE REQUIRED TO PAY DIVIDENDS ON OUR SERIES A PREFERRED STOCK.

    Our proposed operations may not result in sufficient revenues to enable us to operate at a profitable level. We have not paid any dividends on our common stock to date, and have no plans to pay any dividends on our common stock for the foreseeable future. However, our Series A Preferred Stock accrues a dividend of 4% per year, payable at our discretion in cash or in shares of our common stock based on a share price equal to the closing price of our common stock on The Nasdaq SmallCap Market on the particular dividend date.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS.

    This Prospectus contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Those statements include, among other things, the discussions of our business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements are also included under each of the paragraphs in this section entitled "Risk Factors." Although we believe that the expectations reflected in forward-looking statements are reasonable, they may not prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could materially affect the results of our operations and whether the forward-looking statements we made ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our expectations are disclosed in this "Risk Factors" section.

                                   ABOUT US

    We develop, manufacture and distribute products and related accessories used in the control of acute or chronic pain. Our diversified line of non-invasive physical medicine and rehabilitation products are used in the treatment of disabilities or injuries with therapeutic exercise and the application of various heat, fluidotherapy, traction, ultrasound or other modalities. We are also seeking approval from the United States Food and Drug Administration for the MicroLight 830(TM), a hand-held, low-energy (non-surgical) laser for the treatment of repetitive stress injuries such as carpal tunnel syndrome. Our principal executive offices are located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and our telephone number is (281) 276-7000.

                               USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders. However, we may receive up to approximately $4,413,802 if all of the options and warrants held by the selling shareholders are exercised for cash.

                             SELLING SHAREHOLDERS

    The following table sets forth certain information concerning each of the selling shareholders. Assuming that the selling shareholders offer all of their shares of common stock, the selling shareholders will not have any beneficial ownership. The shares are being registered to permit the selling shareholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                                          NUMBER OF SHARES
                                                           OWNED AND TO BE      NUMBER OF       NUMBER OF           PERCENTAGE OF
                                                           OWNED PRIOR TO     SHARES BEING    SHARES OWNED          SHARES OWNED
              SELLING SHAREHOLDERS                         OFFERING (1)(2)     OFFERED (2)  AFTER OFFERING (3)    AFTER OFFERING (3)
-------------------------------------------------------   ----------------    -----------   ------------------    ------------------
RBB Bank Aktiengesellschaft ("RBB Bank") (4)...........           169,931        169,931                 0                   *
AMRO International S.A. ("AMRO") (4)...................           424,827        424,827                 0                   *
Fourys Co. ("Fourys") (4)..............................            42,482         42,482                 0                   *
Bennett Yanowitz ("Yanowitz") (4)......................            21,241         21,241                 0                   *
Reg S Intercontinental Investment, Ltd. ("Reg S") (4)..            53,103         53,103                 0                   *
Buntok Holdings S.A. ("Buntok") (4)....................           127,448        127,448                 0                   *
The Endeavor Capital Fund S.A. ("Endeavor") (4)........           223,034        223,034                 0                   *
Maxxim Medical, Inc. ("Maxxim") (5) ...................         2,575,000      1,075,000         1,500,000                 10.9%
Eddy Patterson.........................................            50,000         50,000                 0                   *
Arkansas Teacher Retirement System.....................           233,000        233,000                 0                   *
Steven Barbour (6)(7)..................................            19,000         14,000             5,000                   *
Michael M. Barbour (6)(7)..............................           511,748         65,000           446,748                  3.6%
Britton D. Sudduth (6)(8)..............................            37,611         14,000            23,611                   *
Dan D. Sudduth (6)(8)..................................           178,511         65,000           113,511                   *
Theron L. Morrow (6)(9)................................            19,000         14,000             5,000                   *
Tracy L. Mathews (6)(10)...............................            19,200         14,000             5,200                   *
Karson Carpenter (6)(11)...............................           243,637         11,000           232,637                  1.9%
Daniel M. Lavelle, Sr. (6)(12).........................            19,100         14,000             5,100                   *
Ronald V. Shields (6)(13)..............................            24,000         14,000            10,000                   *
Pedro A. Rubio, M.D., Ph.D. (6)(14)....................           239,128        100,000           139,128                  1.1%
Chadwick F. Smith (6)(15)..............................           540,666        100,000           440,666                  3.5%
Vicky Belcher ("Belcher")..............................           233,548         48,148           185,400                  1.5%
Market Pathways, Inc. (16).............................            40,000         40,000                 0                   *
Zanett Lombardier, Ltd. ("Lombardier") (17)(18)........           290,630      3,928,889                 0                   *
Goldman Sachs Performance Partners, L.P. ("GSPP")(18) .           290,630        870,063                 0                   *
Goldman Sachs Performance Partners (Offshore), L.P.
("GSPPO") (18).........................................           290,630        706,138                 0                   *
Claudio M. Guazzoni (19)...............................            47,452         47,452                 0                   *
David M. McCarthy (19).................................            47,452         47,452                 0                   *
Samuel L. Milbank (19).................................            31,635         31,635                 0                   *
Zanett Securities Corporation (20).....................            62,500         62,500                 0                   *
Havkit Corporation.....................................             8,000          8,000                 0                   *

*   Less than 1%.

(1) The selling shareholders have sole voting and sole investment power with respect to all shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time. Pursuant to the terms of the Series B and Series C Preferred Stock and associated warrants, no holder thereof can convert such shares of preferred stock and warrants if such conversion would increase such holders' beneficial ownership of common stock to in excess of 4.99%.

(3) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.

(4) Represents shares of common stock issued or issuable upon conversion of our Series A Preferred Stock. The Series A Preferred Stock is convertible into our common stock at the lesser of (i) 75% of the average closing bid price for the common stock as reported on The Nasdaq SmallCap Market for the 5 trading days prior to conversion, or (ii) $6.50 per share. For so long as the common stock is listed on The Nasdaq SmallCap or National Markets or any national securities exchange, the conversion price shall not be lower than $2.90. As of June 8, 1999, the 1570 currently outstanding shares of Series A Preferred Stock would have been convertible into the maximum of 541,379 shares of common stock based upon the five-day average closing bid price of $1.41 resulting in the use of the $2.90 minimum conversion price. The number for each of the selling shareholders includes the following number of warrants to purchase common stock: RBB Bank - 32,000; AMRO - 80,000; Fourys - 8,000; Yanowitz - 4,000; Reg S -
      10,000; Buntok - 24,000; and Endeavor - 42,000. These warrants are exercisable at prices ranging from $6.375 and $9.619. These warrants expire in March and April 2003. The Series A Preferred Stock pays an annual dividend of 4%, payable quarterly in cash or shares of common stock at our option. Included in this prospectus are 30,000 dividend shares which are estimated to be sufficient to meet our obligation to pay dividends for one year. If all 30,000 dividend shares were issued to the holders of the Series A Preferred Stock, the number for each of the selling shareholders in the table would also include the following number of dividend shares: RBB Bank - 4,800; AMRO - 12,000; Fourys - 1,200; Yanowitz - 600; Reg S - 1,500; Buntok - 3,600; and Endeavor - 6,300. The amount also includes shares issuable in lieu of certain cash penalties payable to the Series A Preferred Shareholders. As of June 8, 1999, we had issued a total of 348,615 shares of common stock upon conversion of 930 shares of Series A Preferred Stock including 27,927 shares of common stock as dividends upon those shares.

(5) The 2,575,000 shares beneficially owned by Maxxim prior to the offering include 1,500,000 shares of common stock which are issuable upon conversion of the $3,000,000 remaining principal on a convertible promissory note which are not being registered or offered hereby based upon the current conversion price of $2.00. Interest on the note currently accrues at a rate of 6% per annum and increases 2% per annum on each May 1 of each calendar year. Accrued Interest is due and payable on November 1 and May 1 of each calendar year until May 1, 2003. In addition to those shares beneficially owned by Maxxim as listed in the table, Maxxim beneficially owns a number of shares equal to the accrued and unpaid interest on the note divided by the conversion price under the note. As of June 1, 1999, this would have resulted in Maxxim being deemed to be the beneficial owner of approximately 7,500 additional shares of common stock. Until we complete a public offering, the principal amount of the Maxxim
      Note is less than $1.5 million or Maxxim owns less than 10% of the outstanding common stock, we and certain of our shareholders have agreed to use their best efforts to have one member of the board of directors be chosen by Maxxim. As of the date of this prospectus, Maxxim's nominee was Kenneth W. Davidson, who is also the President of Maxxim.

(6) These shares represent 425,000 shares of common stock sold by Maxxim to the listed officers, directors and our employees on October 30, 1998 at a purchase price of $3.00 per share.

(7) Mr. Steven Barbour has worked as our employee since 1996 and is the brother of Mr. Michael Barbour who has served as our President, Chief Executive Officer and Director since 1991. The additional shares listed as beneficially held by Mr. Steven Barbour, which will be owned after completion of this offering, represent 5,000 shares of common stock issuable upon exercise of employee stock options. The additional shares listed as beneficially held by Mr. Michael Barbour, which will be owned after completion of this offering, include 186,748 shares of common stock currently held by him and 260,000 shares of common stock issuable upon exercise of currently exercisable employee stock options. Both Barbours expressly disclaim any beneficial ownership interest in the shares beneficially owned by the other.

(8) Mr. Britton D. Sudduth has worked as our employee since 1997 and is the adult son of Mr. Daniel D. Sudduth, who has served as our Executive Vice President and Chief Financial Officer since February 1997 and as one of our directors since January 1996. The additional shares listed as beneficially held by Mr. Britton D. Sudduth, which will be owned after completion of this offering, include 18,611 shares of common stock currently held by him and 5,000 shares of common stock issuable upon exercise of employee stock options. The additional shares listed as beneficially held by Mr. Daniel D. Sudduth, which will be owned after completion of this offering, include 18,511 shares of common stock currently held by him, 70,000 shares of common stock issuable upon exercise of currently exercisable employee stock options, and 25,000 shares of common stock issuable upon exercise of currently exercise warrants. Both Sudduths expressly disclaim any beneficial ownership interest in the shares beneficially owned by the other.

(9) Mr. Morrow has served as our Vice President-U.S. Sales and Marketing since November 1997. The additional shares listed as beneficially held by Mr. Morrow, which will be owned after completion of this offering, represent 5,000 shares of common stock issuable upon exercise of employee stock options.

(10) Mr. Mathews has served as our Vice President and Controller since April 1996. The additional shares listed as beneficially held by Mr. Mathews, which will be owned after completion of this offering, include 200 shares of common stock currently held by him and 5,000 shares of common stock issuable upon exercise of employee stock options.

(11) Mr. Carpenter has worked as our employee since 1996. The additional shares listed as beneficially held by Mr. Carpenter, which will be owned after completion of this offering, represent 232,637 shares of common stock currently held by him.

(12) Mr. Lavelle has served as our Vice President-International Sales and Marketing since May 1996. From 1989 to May 1996, Mr. Lavelle was a Divisional Vice President for Maxxim Medical, Inc. The additional shares listed as beneficially held by Mr. Lavelle, which will be owned after completion of this offering, include 100 shares of common stock currently held by him and 5,000 shares of common stock issuable upon exercise of employee stock options.

(13) Mr. Shields has served as our Treasurer since August 1998. The additional shares listed as beneficially held by Mr. Shields, which will be owned after completion of this offering, represent 10,000 shares of common stock issuable upon exercise of employee stock options.

(14) Dr. Rubio has served as one of our directors since 1996. The additional shares listed as beneficially owned by Dr. Rubio, which will be owned after completion of this offering, include 50,795 shares of common stock currently held by him, 55,000 shares of common stock issuable upon exercise of currently exercisable director stock options, and 33,333 shares of common stock issuable upon exercise of currently exercisable warrants.

(15) Dr. Smith has served as one of our directors since 1991 and is currently our Chairman of the Board. The additional shares listed as beneficially owned by Dr. Smith, which will be owned after completion of this offering, include 195,666 shares of common stock currently held by him and 245,000 shares of common stock issuable upon exercise of currently exercisable director stock options.

(16) These shares are issuable upon exercise of an option to purchase that number of shares at an exercise price of $4.00 per share (subject to adjustment). The first 20,000 options expired on March 12, 1999, and the remaining 20,000 will expire on September 12, 1999.

(17) The Series C Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) 87% of the average closing bid price of the common stock during any consecutive three trading day period, as chosen by the holder during the period beginning on the twentieth trading day preceding any such conversion date, or (ii) $2,875; provided, however, that the conversion price cannot be below $1.75 as long as we continue to achieve certain revenue, net income and stock trading volume targets. For the purpose of estimating the number of shares of common stock to be included in this prospectus, we calculated the number of shares of common stock issuable in connection with the conversion of our Series C Preferred Stock as of June 8, 1999 (428,571) and multiplied by 175%. As of June 8, 1999, the Series C Preferred Stock would have been convertible into an aggregate of approximately 428,571 shares of common stock based upon the lowest three-day average closing bid price of $1.55875 resulting in the use of the $1.75 minimum conversion price. The number also includes 125,000 warrants to purchase common stock. These warrants are exercisable at a price of $2.64 and expire in April 2003. Upon conversion of the Series C Preferred Stock, the shareholders of the Series C Preferred Stock are entitled to a 7% premium on the stated value of each shareholder's holdings over the period since our issuance, in cash or additional shares of common stock at our option. This premium may increase to 10% if we fail to achieve certain levels of average daily trading volume in the future.

(18) The Series B Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) 87% of the average closing bid price of the common stock during any consecutive three trading day period, as chosen by the holder, during the period beginning on the twentieth trading day preceding any such conversion date, or (ii) $4.00. For the purpose of estimating the number of shares of common stock to be included in this prospectus, we calculated the number of shares of common stock issuable in connection with the conversion of our Series B Preferred Stock as of December 31, 1998 (2,197,545) and multiplied by 200%. The number of shares included in the table next to each of these selling shareholders' name was calculated using this estimated maximum number. As of June 8, 1999, the Series B Preferred Stock would have been convertible into an aggregate of approximately 3,015,237 shares of common stock based upon the lowest three-day average closing bid price of $1.55875. The number for each of these selling shareholders also includes the following number of warrants to purchase common stock: Lombardier - 154,700; GSPP - 44,000; and GSPPO - 36,300. All of these warrants are exercisable at a price of $2.64 and expire in November and December 2001. Upon conversion of the Series B Preferred Stock, the shareholders of the Series B Preferred Stock are entitled to a 4% premium on the stated value of each shareholder's holdings over the period since our issuance, in cash or additional shares of common stock at our option. This premium may increase to 10% if we fail to achieve certain levels of average daily trading volume in the future.

(19) These shares are issuable upon exercise of 126,539 placement agent warrants to purchase that number of shares. All of these warrants are exercisable at a price of $2.64 and expire in November and December 2001. Zanett subsequently assigned the placement agent warrants to three individuals who are principals of Zanett.

(20) Represent shares issuable upon exercise of placement agent warrants at an exercise price of $2.64 per share.

                             PLAN OF DISTRIBUTION

    Pursuant to this prospectus, the selling shareholders may sell shares of common stock from time to time in transactions on such exchanges or markets as the common stock may be listed for trading from time to time, in privately-negotiated transactions, in an underwritten offering, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used herein, "selling shareholders" includes pledgees, donees, transferees and other successors in interest to the selling shareholders selling shares received from a selling shareholder after the date of this prospectus. The selling shareholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

    Other methods by which the shares of common stock may be sold include, without limitation:

    o transactions which involve cross or block trades or any other transaction permitted by The Nasdaq SmallCap Market or other trading markets;

    o "at the market" to or through market makers or into an existing market for the common stock;

    o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    o through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise);

    o   through short sales; or

    o   any combination of any such methods of sale.

    The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the common stock offered hereby, which common stock such broker-dealers may resell pursuant to this prospectus. The selling shareholders may also make sales pursuant to Rule 144 under the Securities Act of 1933, as amended, if such exemption from registration is otherwise available.

    The selling shareholders and any broker-dealers who act in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    Pursuant to certain registration rights agreements with certain of the selling shareholders, we have agreed to indemnify certain of the selling shareholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements as of and for the years ended December 31, 1997 and 1998 which have been incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the Consolidated Financial Statements.

      WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR ANY OTHER PERSON TO GIVE ANY                                    HENLEY  HEALTHCARE,  INC.
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED
IN THIS PROSPECTUS.  YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION.  THIS PROSPECTUS DOES
NOT OFFER TO SELL OR BUY ANY SHARES IN ANY
JURISDICTION WHERE IT IS UNLAWFUL.  THE INFORMATION
IN THIS PROSPECTUS IS CURRENT AS OF THE DATE BELOW.                                8,615,343  SHARES
                                                                                          OF
                                                                                     COMMON  STOCK





                  ------------------
                                                                                  ------------------


                   TABLE OF CONTENTS                                                  PROSPECTUS

                                                                                  ------------------
                                                    PAGE

Where You Can Find More Information.................. 2
Risk Factors......................................... 3
About Us............................................. 9
Use of Proceeds...................................... 9
Selling Shareholders.................................10
Plan of Distribution.................................14
Legal Matters........................................14
Experts..............................................14                           ------------------






                  ------------------                                             ______________, 1999
-------------------------------------------------------          -----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses we must pay in connection with the offering of the shares of common stock to be registered and offered hereby are as follows:


SEC registration fee.............................................. $        457
Legal fees and expenses...........................................       20,000
Blue Sky fees and expenses (including legal expenses).............        2,500
Accounting fees and expenses......................................       10,000
Miscellaneous.....................................................        2,500
                                                                   ------------
    Total......................................................... $     35,457
                                                                   ============


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

    In accordance with Article 1302-7.06, Article Six of our Amended and Restated Articles of Incorporation eliminates a director's liability to us and our shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision does not eliminate or limit a director's liability for: (1) a breach of a director's duty of loyalty to us or our shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an act or omission for which the liability of a director is expressly provided for by statute, or (5) an act related to an unlawful payment of a dividend. Article Six of our Amended and Restated Articles of Incorporation further provides that if the Texas Miscellaneous Corporation Laws Act or any other statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the full extent permitted by such statute, as so amended. If a director breaches any fiduciary duty other than those listed in Article Six in performing his duties as a director, neither we nor our shareholders could recover monetary damages from the director; only equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, may be available. To the extent certain claims against directors are limited to equitable remedies, the provision in our Amended and Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, such remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that we and our shareholders would have no effective remedy against the directors.

    In addition, Article 2.02-1 of the Texas Business Corporation Act empowers us to indemnify present and former directors, officers, employees, agents and other persons acting on our behalf against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by them in connection with a proceeding brought against them in their respective present or former capacities as our directors, officers, employees or agents, or of any other entity in which they are or were serving in such capacities at our request. However, the Texas Business Corporation Act provides that unless a court of competent jurisdiction determines otherwise, indemnification is available only if the person (1) acted in good faith, (2) reasonably believed that he acted (a) in his official capacity, in a manner which was in our best interests, and (b) in other than in his official capacity, in a manner which he reasonably believed was at least not opposed to our best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Even if these three elements are established, if a person is found liable to us, or liable on the basis that he received an improper personal benefit, indemnification is (i) limited to his reasonable expenses, and (ii) prohibited if he is found liable for willful or intentional misconduct in performing his duties to us.

    The Texas Business Corporation Act prescribes procedures which we must use in determining whether a claim is indemnifiable under the statute; if so, whether to authorize indemnification (unless it is made mandatory by articles of incorporation, bylaws, director or shareholder resolution, or agreement); and the reasonableness of any expenses for which indemnification is sought. Each of these determinations must be made by (i) a majority vote of a quorum of disinterested directors, (ii) if such quorum is unobtainable, then by a majority vote of a special committee of disinterested directors appointed by a majority vote of all directors, (iii) special legal counsel selected by the board of directors or a committee of the board by vote as described in (i) or (ii), or if such quorum is unobtainable or such committee cannot be established, then by a majority vote of all directors, or (iv) a vote of disinterested shareholders.

    We are obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1, we may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at our request as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in our articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law, and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person regardless of whether we could indemnify him against such liability under the Texas Business Corporation Act.

    Article V of our Amended and Restated Bylaws sets forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Amended and Restated Bylaws provide for advance payment of any expenses subject to authorization of the board of directors and a written promise to repay the payment unless it is determined that he is entitled to indemnification. Article V further provides that the rights to indemnification are not exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or otherwise. Such rights to indemnification by the Amended and Restated Bylaws shall continue after the person has ceased to hold a position and shall inure to that person's heirs and personal representatives. The Amended and Restated Bylaws also provide for reports to our shareholders as to indemnification payments, advance payments and insurance payments.

    The above discussion of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended, and Texas statutes is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statutes.

    We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest. Pursuant to employment agreements we entered into with our executive officers and certain other key employees, we must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our Bylaws. In addition, we have entered into indemnification agreements with its officers and directors providing for indemnity to the maximum extent permitted under the Texas Business Corporation Act.

ITEM 16.   EXHIBITS.

    The following exhibits are filed with this Registration Statement:


 EXHIBIT
 NUMBER       IDENTIFICATION OF EXHIBIT

*5.1          Opinion of Porter & Hedges, L.L.P.
*23.1         Consent of Arthur Andersen LLP
*23.2         Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).

--------------
*   Filed herewith.

ITEM 17.   UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 11th day of June, 1999.

                                          HENLEY  HEALTHCARE,  INC.

                                          /s/ MICHAEL M. BARBOUR
                                              Michael M. Barbour,
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints Michael M. Barbour and Dan D. Sudduth, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 11th day of June, 1999.


         SIGNATURE                            TITLE

/s/ MICHAEL M. BARBOUR             President, Chief Executive Officer and
    Michael M. Barbour             Director (Chief Executive Officer)

/s/ DAN D. SUDDUTH                 Executive Vice President, Chief Financial
    Dan D. Sudduth                 Officer, Secretary and Director  (Chief
                                   Financial Officer and Chief Accounting
                                   Officer)

____________________________       Medical Director, Chairman of the Board and
     Chadwick F. Smith             Director

____________________________       Director
    Kenneth W. Davidson

/s/ ERNEST J. HENLEY, Ph.D.        Director
    Ernest J. Henley, Ph.D.

/s/ PEDRO A. RUDIO, M.D., Ph.D.    Director
    Pedro A. Rubio, M.D., Ph.D.

                               INDEX TO EXHIBITS


 EXHIBIT                                                              SEQUENTIAL
 NUMBER           IDENTIFICATION OF EXHIBIT                            PAGE NO.
 ------           -------------------------                            --------
 *5.1       -- Opinion of Porter & Hedges, L.L.P.

*23.1       -- Consent of Arthur Andersen LLP

*23.2       -- Consent of Porter & Hedges, L.L.P. (included in its
               Opinion filed as Exhibit 5.1 hereto).
--------------
*     Filed herewith.